EXHIBIT 99

MBT Financial Corp. Announces Third Quarter 2009 Results

MONROE, Mich., October 22, 2009 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a third quarter 2009 net loss of $1.6 million, or $0.10 per share, compared to the profit of $324,000, or $0.02 per diluted share in the third quarter of 2008. The year to date loss for 2009 is $8.3 million, or $0.52 per share compared to a profit of $4.7 million, or $0.29 per diluted share in the first three quarters of 2008.

The third quarter results include $5.3 million in gains on securities sold, a $4.5 million charge to record the other than temporary impairment of pooled trust preferred CDO investments, a $0.9 million write off of a defaulted investment security, and losses on the sales and write downs of other real estate owned totaled $1.9 million. In addition, the third quarter provision for loan losses was $5.7 million, an increase of $1.6 million compared to the third quarter of 2008.

The Net Interest Income for the third quarter of 2009 was $10.5 million, a decrease of $570,000, or 5.1% compared to the same period in 2008. The Net Interest Margin was unchanged at 3.24%, but the amount of average earning assets decreased $67.4 million, or 4.8%. Earning assets decreased due to a reduction of $80.7 million, or 8.2% in average loans, as economic conditions significantly decreased loan demand.

Non interest income, excluding securities gains, losses, and impairment charges decreased from $3.9 million in the third quarter of 2008 to $3.7 million in the third quarter of 2009. This was mainly due to a decrease of $151,000 in Wealth Management fee income, which was adversely impacted by the declines in market values of assets under management.

Non Interest expenses increased $25,000, or 0.2% as the bank continues to focus on controlling expenses. Losses and expenses of foreclosed real estate properties decreased $327,000, or 12.3% compared to last year while the cost of FDIC insurance increased $402,000, or 177.9%. Compared to last quarter, salaries and benefits declined by 5.1%, and overall non interest expenses net of credit related charges and the FDIC assessment declined by 3.0%.

Total assets of the bank decreased $62.5 million compared to September 30, 2008 due to the previously mentioned decrease in loan demand. The company’s capital position decreased from 8.0% of assets to 7.64%, which remains above regulatory minimums to be considered “well capitalized”. In addition, the company believes its liquidity position has improved, as cash and investments now total 30.3% of assets compared to 27.3% a year ago.

H. Douglas Chaffin, President and CEO, commented, “Although the national economy is beginning to show signs of recovering from the worst recession since the great depression, we expect the recession to continue into 2010 for the state of Michigan. The high level of unemployment and the unprecedented decline in real estate values had a negative impact on our asset quality and earnings. On October 8, 2009, we conducted an auction of foreclosed real estate properties. This was our second auction this year, and we were again successful in removing some non performing assets from our balance sheet. Although the auction was in the fourth quarter, we wrote down the values of the properties sold in the third quarter, recognizing a loss of $489,000. The sales are expected to close in the fourth quarter, which will result in an additional decrease of $1.4 million in Other Real Estate Owned, and a monthly decrease of nearly $10,000 in insurance, property taxes, and maintenance expenses for these properties. Our provision for loan losses and other credit related expenses remain elevated due to the current economic conditions, and the FDIC has significantly raised our deposit insurance assessment to rebuild their fund. In spite of these challenges, changes in our balance sheet structure allowed us to maintain our capital ratio at a level that exceeds the regulatory “well capitalized” minimum. Due to the losses recorded in the last few quarters, and the uncertainty of our economic and regulatory environments, our Board decided in August to take action to preserve capital by suspending the quarterly dividend to shareholders.”

Mr. Chaffin concluded, “Real estate values and unemployment rates in our market have shown signs of stabilizing recently. However, we anticipate any recovery in our local market to be lengthy. As a result, our Board is currently considering various options that might be available to raise additional capital. We will seek to continue to maintain our strong capital, liquidity, and allowance for loan losses. Our community banking model is needed more than ever in our markets, and we believe that we are well positioned for the eventual economic recovery.”

Conference Call
MBT Financial Corp. will hold a conference call to discuss third quarter results on Friday, October 23, at 10:00 a.m. Eastern Time.  The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed by calling (800) 860-2442. The event will be archived on the Company’s web site and available for twelve months following the call.

About the Company
MBT Financial Corp. (NASDAQ: MBTF), a single bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (MBT).

Founded in 1858, MBT is one of the largest community banks in Southeast Michigan, with $1.4 billion in assets. MBT is a full-service bank, offering a complete range of business and personal accounts, credit options, and phone and online banking services. MBT’s Wealth Management Group is one of the largest and most respected in Southeastern Michigan. With 25 offices, 41 ATMs, and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience for its customers.  Visit MBT’s web site at www.mbandt.com.

Forward-Looking Statements
Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934.  Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms.  Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans.  The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:
H. Douglas Chaffin	John L. Skibski	Mary Jane Town
Chief Executive Officer	Chief Financial Officer	Marketing Officer
(734) 384-8123	(734) 242-1879	(734) 240-2510
doug.chaffin@mbandt.com	john.skibski@mbandt.com	maryjane.town@mbandt.com

MBT FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly					Year to Date
	2009	2009	2009	2008	2008
(dollars in thousands except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2009	2008

EARNINGS
Net interest income	$10,516	$10,185	$10,213	$9,723	$11,086	$30,914	$32,666
FTE Net interest income	$10,857	$10,536	$10,565	$10,088	$11,417	$31,958	$33,664
Provision for loan and lease losses	$5,700	$8,000	$4,200	$10,000	$4,100	$17,900	$8,000
Non-interest income	$3,559	$3,630	$3,331	$3,900	$4,265	$10,520	$12,085
Non-interest expense	$11,390	$14,589	$11,997	$8,773	$11,365	$37,976	$31,226
Net income (loss)	$(1,599)	$(5,373)	$(1,367)	$(2,997)	$324	$(8,339)	$4,689
Basic earnings (loss) per share	$(0.10)	$(0.33)	$(0.08)	$(0.19)	$0.02	$(0.52)	$0.29
Diluted earnings (loss) per share	$(0.10)	$(0.33)	$(0.08)	$(0.19)	$0.02	$(0.52)	$0.29
Average shares outstanding	16,192,914	16,182,528	16,165,841	16,143,902	16,136,402	16,180,527	16,131,436
Average diluted shares outstanding	16,192,914	16,193,278	16,181,966	16,154,652	16,147,152	16,180,527	16,158,897

PERFORMANCE RATIOS
Return on average assets	-0.44%	-1.48%	-0.37%	-0.77%	0.09%	-0.76%	0.41%
Return on average common equity	-5.64%	-18.31%	-4.53%	-9.78%	1.04%	-9.49%	4.92%

Base Margin	3.08%	3.00%	2.89%	2.65%	3.08%	2.99%	2.99%
FTE Adjustment	0.10%	0.10%	0.10%	0.10%	0.09%	0.10%	0.09%
Loan Fees	0.06%	0.04%	0.05%	0.04%	0.07%	0.05%	0.07%
FTE Net Interest Margin	3.24%	3.14%	3.04%	2.79%	3.24%	3.14%	3.15%

Efficiency ratio	61.90%	70.22%	69.70%	59.11%	56.66%	67.21%	60.75%
Full-time equivalent employees	370	370	383	384	366	374	374

CAPITAL
Average equity to average assets	7.84%	8.10%	8.09%	7.83%	8.19%	$8.01%	8.32%
Book value per share	$6.81	$6.80	$7.18	$7.49	$7.46	$6.81	$7.46
Cash dividend per share	$-	$0.01	$0.01	$0.09	$0.09	$0.02	$0.45

ASSET QUALITY
Loan Charge-Offs	$12,364	$6,334	$1,575	$10,132	$3,954	$20,273	$10,516
Loan Recoveries	$262	$456	$600	$252	$169	$1,318	$702
Net Charge-Offs	$12,102	$5,878	$975	$9,880	$3,785	$18,955	$9,814

Allowance for loan and lease losses	$17,473	$23,875	$21,753	$18,528	$18,408	$17,473	$18,408

Nonaccrual Loans	$62,038	$61,917	$50,437	$47,872	$34,892	$62,038	$34,892
Loans 90 days past due	$192	$300	$864	$93	$119	$192	$119
Restructured loans	$14,359	$7,552	$4,901	$5,811	$6,685	$14,359	$6,685
Total non performing loans	$76,589	$69,769	$56,202	$53,776	$41,696	$76,589	$41,696
Other real estate owned & other assets	$20,737	$19,215	$22,792	$19,211	$17,893	$20,737	$17,893
Total non performing assets	$97,326	$88,984	$78,994	$72,987	$59,589	$97,326	$59,589
Problem Loans Still Performing	$48,366	$59,076	$75,127	$63,935	$56,156	$48,366	$56,156
Total Problem Assets	$145,692	$148,060	$154,121	$136,922	$115,745	$145,692	$115,745

Net loan charge-offs to average loans	5.34%	2.57%	0.42%	4.08%	1.54%	2.76%	1.32%
Allowance for losses to total loans	1.99%	2.62%	2.35%	1.97%	1.88%	1.99%	1.88%
Non performing loans to gross loans	8.71%	7.66%	6.08%	5.71%	4.25%	8.71%	4.25%
Non performing assets to total assets	6.74%	6.17%	5.32%	4.67%	3.96%	6.74%	3.96%
Allowance to non performing loans	22.81%	34.22%	38.71%	34.45%	44.15%	22.81%	44.15%

END OF PERIOD BALANCES
Loans and leases	$879,513	$910,356	$923,919	$941,732	$981,038	$879,513	$981,038
Total earning assets	$1,315,930	$1,321,006	$1,363,015	$1,434,098	$1,383,659	$1,315,930	$1,383,659
Total assets	$1,443,238	$1,441,582	$1,485,854	$1,562,401	$1,505,709	$1,443,238	$1,505,709
Deposits	$1,047,649	$1,039,479	$1,066,886	$1,136,078	$1,080,194	$1,047,649	$1,080,194
Interest Bearing Liabilities	$1,199,403	$1,189,725	$1,232,573	$1,282,993	$1,234,705	$1,199,403	$1,234,705
Shareholders' equity	$110,323	$110,010	$116,096	$120,977	$120,413	$110,323	$120,413
Total Shares Outstanding	16,198,785	16,187,277	16,178,121	16,148,482	16,139,538	16,198,785	16,139,538

AVERAGE BALANCES
Loans and leases	$899,789	$918,513	$934,766	$$963,445	$980,466	$917,561	$990,345
Total earning assets	$1,331,375	$1,346,749	$1,405,306	$1,436,265	$1,398,768	$1,360,872	$1,425,146
Total assets	$1,434,971	$1,452,339	$1,513,312	$1,557,430	$1,505,823	$1,466,587	$1,529,166
Deposits	$1,051,967	$1,054,447	$1,100,982	$1,144,238	$1,076,734	$1,068,952	$1,087,442
Interest Bearing Liabilities	$1,202,082	$1,212,880	$1,258,040	$1,297,202	$1,245,873	$1,224,129	$1,267,559
Shareholders' equity	$112,533	$117,677	$122,371	$121,969	$123,355	$117,491	$127,280

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarter Ended September 30,		Nine Months Ended September 30,
Dollars in thousands (except per share data)	2009	2008	2009	2008
Interest Income
Interest and fees on loans	$13,229	$15,689	$39,994	$47,888
Interest on investment securities-
Tax-exempt	837	844	2,579	2,477
Taxable	3,544	4,558	11,872	14,312
Interest on balances due from banks	30	-	57	-
Interest on federal funds sold	-	22	-	23
Total interest income	17,640	21,113	54,502	64,700

Interest Expense
Interest on deposits	4,174	6,263	14,280	20,122
Interest on borrowed funds	2,950	3,764	9,308	11,912
Total interest expense	7,124	10,027	23,588	32,034

Net Interest Income	10,516	11,086	30,914	32,666
Provision For Loan Losses	5,700	4,100	17,900	8,000

Net Interest Income After
Provision For Loan Losses	4,816	6,986	13,014	24,666

Other Income
Income from wealth management services	936	1,087	2,756	3,333
Service charges and other fees	1,516	1,683	4,304	4,795
Net gain (loss) on sales of securities	4,365	323	5,021	371
Other Than Temporary Impairment on securities	(2,693)	-	(9,093)	-
Portion of OTTI loss recognized in other
comprehensive income (before taxes)	(1,859)	-	3,772	-
Origination fees on mortgage loans sold	119	73	350	357
Bank Owned Life Insurance income	369	355	1,034	985
Other	806	744	2,376	2,244
Total other income	3,559	4,265	10,520	12,085

Other Expenses
Salaries and employee benefits	5,122	5,090	15,956	16,113
Occupancy expense	804	801	2,445	2,712
Equipment expense	729	804	2,348	2,480
Marketing expense	277	297	798	894
Professional fees	419	401	1,286	1,325
Collection expense	121	87	685	514
Net loss on other real estate owned	1,927	2,215	7,957	2,604
Other real estate owned expense	399	438	1,165	1,026
FDIC deposit insurance assessment	628	226	2,314	394
Other	964	1,006	3,022	3,164
Total other expenses	11,390	11,365	37,976	31,226

Income (Loss) Before Income Taxes	(3,015)	(114)	(14,442)	5,525
Income Tax Expense (Benefit)	(1,416)	(438)	(6,103)	836
Net Income (Loss)	$(1,599)	$324	$(8,339)	$4,689

Basic Earnings (Loss) Per Common Share	$(0.10)	$0.02	$(0.52)	$0.29

Diluted Earnings (Loss) Per Common Share	$(0.10)	$0.02	$(0.52)	$0.29

Dividends Declared Per Common Share	$-	$0.09	$0.02	$0.45

MBT FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31,	September 30, 2008
Dollars in thousands	(Unaudited)	2008	(Unaudited)
Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$14,500	$24,463	$21,927
Interest bearing	56,731	26,323	600
Federal funds sold	-	-	5,300
Total cash and cash equivalents	71,231	50,786	27,827

Securities - Held to Maturity	34,655	46,840	38,248
Securities - Available for Sale	331,945	406,117	345,387
Federal Home Loan Bank stock - at cost	13,086	13,086	13,086
Loans held for sale	418	784	267
Loans - Net	861,622	922,420	962,363
Accrued interest receivable and other assets	49,456	43,973	41,658
Bank Owned Life Insurance	47,961	45,488	45,083
Premises and Equipment - Net	32,864	32,907	31,790
Total assets	$1,443,238	$1,562,401	$1,505,709

Liabilities
Deposits:
Non-interest bearing	$121,746	$144,585	$136,989
Interest-bearing	925,903	991,493	943,205
Total deposits	1,047,649	1,136,078	1,080,194

Federal Home Loan Bank advances	243,500	261,500	261,500
Repurchase agreements	30,000	30,000	30,000
Interest payable and other liabilities	11,766	13,846	13,602
Total liabilities	1,332,915	1,441,424	1,385,296

Shareholders' Equity
Common stock (no par value)	554	321	-
Retained Earnings	114,234	122,896	127,621
Accumulated other comprehensive income	(4,465)	(2,240)	(7,208)
Total shareholders' equity	110,323	120,977	120,413
Total liabilities and shareholders' equity	$1,443,238	$1,562,401	$1,505,709